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Exhibit 99.1

                [TRUMP HOTELS & CASINO RESORTS, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

                                               For more information contact:
                                               Nicholas L. Ribis (212) 715-7204


                  TRUMP HOTELS & CASINO RESORTS, INC. ANNOUNCES
                         COMMON STOCK REPURCHASE PROGRAM

         NEW YORK, January 6, 1997 -- Trump Hotels & Casino Resorts, Inc. (NYSE:DJT) and Trump Hotels & Casino Resorts Holdings, L.P. announced that the board of directors has authorized the repurchase of up to 1,250,000 shares of its common stock, in the open market or in privately negotiated transactions, from time to time, according to Nicholas L. Ribis, president and chief executive officer. The repurchase program is effective immediately, until the end of 1997.

Donald J. Trump, chairman of the board, commented, "We do not believe the current market value of Trump Hotels and Casino Resorts common stock reflects the underlying strengths of the Company. Our investment decision to purchase the Company's stock reinforces management's long-term commitment and confidence in the Company's future and is an opportunity to further build shareholder value."

Ribis continued, "Any repurchases will be financed through available cash or funds generated from operations."

Trump Hotels & Casino Resorts, Inc. owns and operates Trump Plaza Hotel & Casino, Trump Taj Mahal Casino Resort and Trump Castle Casino Resort in Atlantic City, NJ, as well as Trump Indiana, the riverboat casino at Buffington Harbor, IN, on Lake Michigan.